Exhibit 99

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PRESS RELEASE
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DATE:    October 2, 2001
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CONTACT: Leigh J. Abrams, President & CEO
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PHONE:   (914) 421-2545
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FAX:     (914) 428-4581
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               LBP, INC. ANNOUNCES FIRST LIQUIDATING DISTRIBUTION


         White  Plains,  New York - October 2, 2001 - LBP,  Inc.  (OTC  Bulletin
Board: LBPI) today announced that, consistent with an order of the Delaware Chancery Court, the Company will make its initial liquidating distribution in the amount of $5.10 per share to holders of record of the Company's Common Stock on October 15, 2001. The payment will be made on or about October 25, 2001.

         The Company will close its stock transfer books as of the record date, and trading of the Company's Common Stock will cease as of the close of business on the record date.

         Future liquidating distributions, currently estimated at $.70 to $.85 per share in the aggregate, will be made to holders of the Company's Common Stock as of the October 15, 2001 record date in accordance with Delaware law. The right to receive future distributions will be non-transferable. At this time, the Company is unable to predict with certainty the amount and timing of such distributions.

         Notices published in compliance with the Delaware liquidation procedures resulted in one contingent claim for a reserve relating to an existing indemnification obligation undertaken by the Company in connection with the sale of its business in June 1998. Because the claimant did not assert any loss and because the Company believes that the contingency is extremely remote, the Company will, unless an agreement is reached with the claimant, request the Chancery Court to determine the appropriate amount and duration of the reserve.

         As of September 30, 2001, the Company had cash and liquid short term investments, (primarily US Government money market funds) aggregating approximately $29.75 million. The initial liquidating distribution will be approximately $25.5 million.

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